Exhibit 99.4

RISK FACTORS

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to the Offering of Our 6.00% Convertible Senior Notes due 2021 ( the “notes”)

We expect that the trading price of the notes will be significantly affected by the market price of our common stock, the general level of interest rates and our credit quality, each of which may be volatile.

The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the trading price of the notes. Each may be volatile and could fluctuate in a way that adversely affects the trading price of the notes and our stock.

We cannot predict whether the market price of our common stock will rise or fall. The market price of our common stock will be influenced by a number of factors, including general market conditions, our operating results, leverage, ability to raise additional capital, product announcements and the successful completion of, and integration of, the acquisition of X-spine Systems, Inc. (“X-spine”). The market price of our common stock also could be affected by possible sales of common stock by investors who view the notes as an attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock that we expect to develop as a result of the issuance of the notes. The hedging or arbitrage activity could, in turn, affect the trading prices of the notes.

We also cannot predict whether interest rates will rise or fall. During the term of the notes, interest rates will be influenced by a number of factors, most of which are beyond our control. However, if interest rates increase, the trading price of the notes will decrease, and if interest rates decrease, the trading price of the notes will increase.

In addition, our credit quality may vary substantially during the term of the notes and will be influenced by a number of factors, including variations in our cash flows and the amount of indebtedness we have outstanding. Any decrease in our credit quality is likely to negatively impact the trading price of the notes.

The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such secured indebtedness and any liabilities of our subsidiaries.

The notes will be our senior, unsecured obligations, will rank equal in right of payment with our existing and future unsecured indebtedness that is not junior to the notes, and will be senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the notes. The notes, however, will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of March 31, 2015, on a consolidated basis, we had approximately $25.3 million of debt outstanding, $24.0 million of which was indebtedness of our operating subsidiary that was guaranteed by us and secured by a lien on substantially all of our and our subsidiary’s assets. As of March 31, 2015, after giving pro forma effect to the issuance of the notes and the acquisition, including the amendment and restatement of our credit facility, on a consolidated basis, we would have had $108.3 million of debt outstanding, $42.0 million of which would have been indebtedness of our subsidiaries, guaranteed by us and our subsidiaries and secured by a lien on substantially all of our and our subsidiaries’ assets. The indenture governing the notes will not prohibit or restrict us or our subsidiaries from incurring additional indebtedness, including a secured indebtedness, in the future. In the event of our bankruptcy, liquidation, dissolution or reorganization, or of a similar proceeding, any assets that we pledge as collateral for any of our other obligations will not be available to pay our obligations under the notes until we have paid such other obligations in full.

None of our subsidiaries will guarantee the notes. Accordingly, the notes will also be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of our subsidiaries, we, as a common equity owner of such subsidiary, and, therefore, the holders of the notes, will rank behind such subsidiary’s creditors, including such subsidiary’s trade creditors, and such subsidiary’s preferred equity holders. In this regard, holders of the notes should be aware that Bacterin International Holdings, Inc., the issuer of the notes, has little or no assets of its own aside from its ownership interest in its wholly owned operating subsidiary, Bacterin International, Inc. and, following the acquisition, its ownership interest in X-spine. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinated to any security interest of others in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. As of March 31, 2015, our subsidiary had indebtedness and other liabilities, including trade payables, of approximately $42.6 million, excluding intercompany liabilities. As of March 31, 2015, after giving pro forma effect to the issuance of the notes and the acquisition, including the amendment and restatement of our credit facility, our subsidiaries would have had indebtedness and other liabilities (including trade payables) of $123.9 million, excluding intercompany liabilities. The indenture governing the notes will not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity.

We may rely on our subsidiaries for funds necessary to meet our financial obligations, including the notes.

We conduct substantially all of our activities through our subsidiaries. We may depend on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. The ability of our subsidiaries to make payments to us may be restricted by, among other things, applicable state corporation or similar statutes and other laws and regulations. The earnings from, or other available assets of, our subsidiaries may be insufficient to enable us to pay principal or interest on the notes when due.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and other fixed charges, fund working capital needs and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current consolidated debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, including secured debt. The indenture governing the notes will permit us and our subsidiaries to incur additional indebtedness or to take a number of other actions that could diminish our ability to make payments on the notes.

The indenture that will govern the notes will contain limited protections against certain types of important corporate events and may not protect your investment upon the occurrence of those and other events.

The indenture for the notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;
•	protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to pledge assets to secure our existing or future debt;
•	limit our ability to incur indebtedness that is equal in right of payment to the notes;
•	limit our ability to incur indebtedness with a maturity date earlier than the maturity date of the notes;
•	restrict the ability of our subsidiaries to issue securities or incur liability that would be structurally senior to our indebtedness;
•	restrict our ability to purchase or prepay our securities; or
•	restrict our ability to make investments or to purchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the indenture contains limited covenants or other provisions that afford protection to holders of the notes in the event of a fundamental change involving us. Accordingly, your rights under the notes may be substantially and adversely affected upon any fundamental change or if we or our subsidiaries take certain actions that could either increase the probability that we default on the notes or reduce the recovery that you may to receive upon any such default.

Past and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The Securities and Exchange Commission (the “SEC”) and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

The acquisition, which will be financed, in part, with shares of our common stock, and future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

The acquisition will be financed, in part, with shares of our common stock. In addition, in the future, we may sell additional shares of our common stock or equity-related securities to raise capital. In addition, as of June 30, 2015, 2,201,048 shares of our common stock are reserved for issuance upon the exercise of stock options and warrants and additional amounts will be reserved for issuance upon conversion of the notes. At June 30, 2015, we also have reserved 1,221,629 shares of common stock for issuance pursuant to a common stock agreement with Aspire Capital Fund, LLC. We cannot predict the size of future issuances or the effect, if any, that they, or the acquisition, may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-related securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We may not have the ability to raise the funds necessary to pay interest on the notes or to repurchase the notes upon a fundamental change.

The notes bear interest semi-annually at a rate of 6.00% per year. In addition, in certain circumstances, we are obligated to pay additional interest or special interest on the notes. In addition, if a fundamental change occurs, holders of the notes may require us to repurchase all or a portion of their notes in cash. Any of the cash payments described above could be significant, and we may not have enough available cash or be able to obtain financing so that we can make such payments when due. In addition, our ability to repurchase the notes, to pay additional interest or special interest on the notes, or to pay cash upon conversions of the notes may be limited by law or by agreements governing our existing or future indebtedness. For example, under the amended and restated credit facility that we entered into in connection with the offering of the notes, we are restricted from making any payment or distribution with respect to, or purchasing, redeeming, defeasing, retiring or acquiring, the notes, other than payments of scheduled interest on the notes, issuance of shares of common stock upon conversion of the notes, and payment of cash in lieu of fractional shares. Regardless of these restrictions, if we fail to pay interest on the notes or repurchase the notes when required, we will be in default under the indenture. A default under the indenture would be a default under our credit agreement and could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated, we may not have sufficient funds to repurchase the notes or make cash payments upon conversions of the notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any value that your notes lose as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and either the average of the last reported sale prices per share of our common stock over the five trading day period immediately preceding the effective date of the make-whole fundamental change or the cash price paid per share of our common stock in the transaction. The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

In addition, if the average of the last reported sale price per share of our common stock over the five trading day period immediately preceding the effective date of the make-whole fundamental change or the cash price paid per share of our common stock in the make-whole fundamental change, as the case may be, is greater than $30.00 per share or less than $3.17 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate.

Moreover, in no event will the conversion rate be increased pursuant to the make-whole fundamental change provisions to exceed 315.4564 shares of common stock per $1,000 principal amount of notes, subject to adjustment in the same manner, at the same time and for the same events for which we must adjust the conversion rate.

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

We will adjust the conversion rate of the notes for certain events, including, among others:

•	the issuance of certain share and cash dividends on our common stock;
•	the issuance of certain rights or warrants;
•	certain subdivisions and combinations of our capital stock;
•	certain distributions of capital stock, indebtedness or assets; and
•	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as for an issuance of our common stock for cash or in connection with an acquisition, that may dilute our common stock, thereby adversely affecting its market price.

Because the trading price of the notes depends on the market price our common stock, any event that dilutes our common stock and adversely affects the market price of our common stock will likely also adversely affect the trading price of the notes.

We will not be obligated to purchase the notes upon the occurrence of all significant transactions that are likely to affect the market price of our common stock and/or the trading price of the notes.

Because the term fundamental change is limited to certain specified transactions, it does not include all events that could adversely affect our financial condition or the market price of our common stock and the trading price of the notes. For example, we will not be required to purchase any notes upon the occurrence of certain transactions that would otherwise constitute a fundamental change, if at least 90% of the consideration received by holders of our common stock in the transaction consists of shares of common stock traded on the NASDAQ Stock Market or the New York Stock Exchange. Furthermore, certain other transactions, such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries, would not constitute a fundamental change requiring us to purchase the notes or to increase the conversion rate, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure, which could adversely affect holders of the notes.

We have not registered the offer or the sale of the notes or the common stock issuable upon the conversion of the notes, which will limit your ability to resell the notes and any common stock issued upon the conversion of the notes.

The offer and sale of the notes and the shares of common stock issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. Unless the offer and sale of the notes and the shares of common stock issuable upon the conversion of the notes have been registered, they may not be transferred or resold except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Although we have agreed to file a shelf registration statement covering the resale of the notes and the shares of our common stock issuable upon conversion of the notes and to use our best efforts to cause that shelf registration statement to become effective no later than the 180th day after the original issuance date of the notes, we may not be able to satisfy these registration obligations on a timely basis. We are not eligible to use a registration statement on Form S-3 and must use a registration statement on Form S-1, which may be more time-consuming to prepare. In addition, the SEC staff may choose to review the shelf registration statement, in which case we will not be able to cause it to become effective unless and until we have addressed all of the SEC staff’s comments to the staff’s satisfaction. In addition, we are entitled to suspend use of the shelf registration statement under certain circumstances, and we may be required to suspend use of the registration statement even if we are not permitted to do so by the registration rights agreement. If the registration statement does not become effective, or if we suspend the use of the shelf registration statement, you may not be able to sell your notes or underlying shares, and the value of those notes and shares may decline. Furthermore, selling security holders who sell their notes or underlying shares pursuant to the shelf registration statement may be subject to restrictions and potential liability under the Securities Act.

An active trading market may never develop for the notes.

Prior to the offering of the notes, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to have them quoted on any automated dealer quotation system. We have been informed by Leerink Partners LLC (the “initial purchaser”) that it intends to make a market in the notes after the offering is completed. However, the initial purchaser may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the trading price of the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the trading price and the liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time, if at all, or you may not be able to sell your notes at a favorable price.

Our common stock may not be approved for listing on the NASDAQ Global Market (“Nasdaq”), and if it is approved, the timing of such listing is uncertain. A failure to list our common stock on a national securities exchange could significantly harm the value and trading price of the notes.

Following the closing of the offering of the notes, we intend to apply to have our common stock listed on Nasdaq. There is no assurance that our common stock will meet the minimum listing criteria to be accepted for listing on Nasdaq. Even if our common stock meets Nasdaq’s minimum listing criteria, Nasdaq may not accept our listing application for other reasons. If our common stock is approved for listing on Nasdaq, the timing of such listing is uncertain.

A failure to list our common stock on a national security exchange will reduce the liquidity of our common stock and, because the notes are convertible into shares of our common stock, could depress the trading price of the notes. In addition, the reduced liquidity could make it difficult for note investors, and potential note investors, to locate willing lenders of shares of our common stock, which could prevent them from employing a prevalent hedging strategy of shorting shares of our common stock in connection with an investment in the notes. This, in turn, could make an investment in the notes less attractive to certain investors and, accordingly, depress the trading price of the notes.

If securities analysts stop publishing research or reports about us or our business, or if they downgrade our common stock, the market price of our common stock and, consequently, the trading price of the notes, could decline.

The market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. If any analyst who covers us downgrades our stock or lowers its future stock price targets or estimates of our operating results, our stock price could decline rapidly. Furthermore, if any analyst ceases to cover our company, we could lose visibility in the market. Each of these events could, in turn, cause the market price of our common stock to decline.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date for those notes, but you will be subject to all changes affecting our common stock. For example, in the event that an amendment is proposed to our Certificate of Amendment of Restated Certificate of Incorporation or to our Amended and Restated Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before the date you are deemed the record owner of the shares of our common stock due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The notes will not be convertible by a holder to the extent that the convertibility or conversion would result in that holder or any of its affiliates beneficially owning more than 9.99% of the then-outstanding shares of our common stock.

Notwithstanding anything to the contrary in the indenture or the notes, no note will be convertible by the holder thereof, and we will not effect any conversion of any note, in each case to the extent (and only to the extent) that such convertibility or conversion would result in such holder or any of its affiliates beneficially owning in excess of 9.99% of the then-outstanding shares of our common stock. For these purposes, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

We do not expect the notes to be rated, but if the notes are rated, they may receive a lower rating than anticipated, which would likely adversely affect the trading price of the notes.

We do not intend to seek a rating for the notes and believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, reduces its rating of the notes or announces its intention to put us on credit watch, the market price of our common stock and the trading price of the notes would likely decline.

Certain provisions in the indenture governing the notes could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if a takeover would constitute a fundamental change, holders of the notes will have the right to require us to repurchase their notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such takeover. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

The offering of the notes is conditioned upon the closing of the acquisition and the purchase of a portion of the notes by certain private investment funds for which OrbiMed Advisors LLC serves as the investment manager (the “OrbiMed purchasers”). Accordingly, we will not issue any of the notes if these conditions are not satisfied.

We are conducting the offering of the notes, in part, to raise a portion of the cash proceeds necessary to consummate the acquisition. Accordingly, both the acquisition and the offering of the notes are conditioned upon the consummation of the other. In addition, the offering of the notes is conditioned upon the purchase of $52 million in aggregate principal amount of the notes by the OrbiMed purchasers. These conditions may not be satisfied. For example, the acquisition is subject to customary closing conditions. If the conditions to the offering of the notes are not satisfied, we will not issue any notes.

The OrbiMed purchasers will own a significant portion of the notes and will be able to exert significant influence over certain amendments or waivers relating to the notes or the indenture.

Certain private investment funds for which OrbiMed Advisors LLC serves as the investment manager, whom we refer to as the OrbiMed purchasers, have agreed to purchase $52 million of the notes. Accordingly, the OrbiMed purchasers will initially own approximately 80.0% (or 69.6%, if the initial purchaser fully exercises its option to purchase additional notes) of the outstanding notes. Subject to certain exceptions, the indenture and the notes may be modified or amended, and past defaults under the indenture may be waived, with the consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding. Because the OrbiMed purchasers will initially own at least 80.0% of the outstanding notes, they will be able to exert significant influence over the outcome of any consents that we may solicit in connection with any indenture amendments or waivers. The OrbiMed purchasers may have interests that differ, or, in some cases, conflict with, your interests as holders of notes. Accordingly, the OrbiMed purchasers may exercise this influence in a manner with which you may disagree or that may be detrimental to you. Furthermore, even though the indenture will provide that certain provisions of the indenture may not be amended, and certain defaults may not be waived, without the consent of each affected holder, the influence that the OrbiMed purchasers may exercise over other amendments or waivers may significantly and adversely affect your rights as a holder of notes.

The notes will initially be held in book-entry form and, therefore, holders of the notes must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

The notes will initially be held in book-entry form through The Depository Trust Company (“DTC”). Unless and until certificated notes are issued in exchange for book-entry interests in those notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike record holders of the notes, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a DTC participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes, even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including share splits and combinations, the issuance of shares of common stock as dividends, the payment of cash dividends and certain other actions by us. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as certain cash dividends, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder, any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. In certain circumstances, if you are a U.S. holder or a non-U.S. holder, deemed dividends may be subject to back-up withholding tax at a 28% rate or withholding tax at a 30% rate under the Foreign Account Tax Compliance Act. Any of the foregoing withholding taxes may be withheld from interest and payments upon conversion or maturity of the notes or, if the withholding tax is paid on behalf of you by us or another withholding agent, may be set off against payments of cash on the notes or shares of common stock payable on the notes, if any, or sales proceeds subsequently paid or credited to you.

Risks Related to the Acquisition

Growth through an acquisition presents certain risks to our business and operations.

The acquisition of X-spine and any other acquisitions we may pursue present numerous risks, including the following:

•	the possibility that the expected benefits of the transactions may not materialize in the timeframe expected, or at all, or may be more costly to achieve than anticipated;
•	the acquired assets may not produce as expected;
•	we may be unable to successfully develop the assets;
•	there may be adverse stockholder reaction to the acquisitions;

•	the integration of these transactions may divert the attention of our management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to us; and
•	we may incur substantial costs in connection with these transactions.

Any one or more of these factors could negatively affect our business, financial condition or results of operations.

We have made certain assumptions relating to the acquisition that may prove to be materially inaccurate.

We have made certain assumptions relating to the acquisition that may be inaccurate. Accordingly, we may fail to realize the expected benefits of the acquisition, may incur higher-than-expected transaction and integration costs, may assume unknown liabilities and may experience general economic and business conditions that adversely affect the combined company following the acquisition. These assumptions relate to numerous matters, including:

•	projections of X-spine’s future results;
•	our expected capital structure after the acquisition;
•	the amount of goodwill and intangibles that will result from the acquisition;
•	certain other purchase accounting adjustments that we expect will be recorded in our financial statements in connection with the acquisition;
•	cost, cross-selling and balance sheet synergies;
•	acquisition costs, including restructuring charges and transaction costs;
•	our ability to maintain, develop and deepen relationships with X-spine’s customers; and
•	other financial and strategic risks of the acquisition.

There may be risks associated with the post-acquisition integration of X-spine, because X-spine has historically been operated as a privately owned company.

There may be risks associated with the post-acquisition integration of X-spine, because X-spine has historically been operated as a privately owned company. Public companies are subject to significant additional regulatory and reporting requirements. Senior management of public companies may be required to devote more of their time to meeting these additional requirements. X-spine’s senior management has historically been actively involved in the revenue-generating activities of its operations. If these individuals are required to devote more time to the additional requirements of managing a public company, and we are unable to successfully transition some or all of their direct revenue-generating responsibilities to other suitable professionals, our business, results of operations and financial condition may suffer.

Our ability to use our net operating loss carry-forwards to offset future taxable income may become limited.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes restrictions on the use of a corporation’s net operating losses, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock (including certain “public groups” deemed created for Section 382 purposes) increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. It is possible that the issuance of common stock upon conversion of the notes could result in an ownership change under Section 382, and there can be no assurance that this will not happen. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-change net operating losses and other losses we can use to reduce our taxable income generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” (subject to certain adjustments) and the applicable federal long-term tax-exempt interest rate for the month of the “ownership change.”

Because U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation may effectively provide a cap on the cumulative amount of pre-ownership change losses, including certain recognized built-in losses that may be utilized. Such pre-ownership change losses in excess of the cap may be lost. In addition, if an ownership change were to occur, it is possible that the limitations imposed on our ability to use pre-ownership change losses and certain recognized built-in losses could cause a net increase in our U.S. federal income tax liability and U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect. Further, if for financial reporting purposes the amount or value of these deferred tax assets is reduced, such reduction could negatively impact the book value of our common stock.

We may not be able to deduct all or a portion of the interest payments on the notes for U.S. federal income tax purposes.

The deduction for all or a portion of the interest paid or incurred on indebtedness classified as “corporate acquisition indebtedness” for U.S. federal income tax purposes may be disallowed. A convertible debt instrument may be classified as “corporate acquisition indebtedness” under the Code if the proceeds thereof are used, directly or indirectly, to finance an acquisition and certain other conditions are met. The notes may be treated as corporate acquisition indebtedness. Accordingly, the deduction for all or a portion of the interest paid or incurred on the notes may be disallowed. If we were not entitled to deduct interest on the notes, our after-tax operating results could be adversely affected.

Risks Related to our Business

We recently moved from the NYSE MKT to the OTCQX marketplace.

On April 8, 2015, we received a notice indicating that the NYSE MKT denied our appeal of their delisting determination. We were also notified that trading of our common stock would be suspended on the NYSE MKT. Beginning April 9, 2015, our common stock began trading on the OTCQX marketplace. As a result, some shareholders may sell their shares, and we may not be able to attract institutional investors in future financing transactions. In addition, because our common stock is no longer listed on a national securities exchange, we will not be eligible to utilize a Form S-3 registration statement (i) for a primary offering, if our public float is not at least $75.0 million as of a date within 60 days prior to the date of filing the Form S-3, or a re-evaluation date, whichever is later, and (ii) to register the resale of our securities by persons other than us (i.e., a resale offering). Because we are unable to utilize a Form S-3 registration statement for primary and secondary offerings of our common stock, we will be required to file a Form S-1 registration statement, which could delay our ability to raise funds in the future, may limit the type of offerings of common stock we could undertake, and could increase the expenses of any offering, as, among other things, registration statements on Form S-1 are subject to SEC review and comments whereas take downs pursuant to a previously effective Form S-3 are not. In addition, we are no longer subject to NYSE MKT shareholder approval requirements, which formerly required us to obtain shareholder approval before issuing 20% or more of our common stock in an acquisition or financing transaction, unless the transaction satisfied certain pricing requirements or was considered a “public offering” by the NYSE MKT staff. Since we are no longer subject to such shareholder approval requirements, we could issue shares in excess of 20% of our outstanding shares in acquisitions or financing transactions without shareholder approval. Any such issuance would dilute the ownership of our current stockholders. In addition, we will no longer be subject to the NYSE MKT rules requiring us to meet certain corporate governance standards, which could decrease investor interest in our common stock.

We may not be able to meet financial or other covenant requirements in our credit facility, and we may not be able to successfully negotiate waivers to cure any covenant violations.

Our credit agreement with ROS Acquisition Offshore LP (“ROS”), an affiliate of OrbiMed Advisors LLC, our largest shareholder, contains representations, warranties, fees, affirmative and negative covenants, including a minimum cash balance and minimum revenue amounts by quarter, and default provisions, which include departures in key management, if not remedied within 90 days. A breach of any of these covenants could result in a default under these agreements. Upon the occurrence of an event of default under our debt agreements, our lender could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If our lender accelerates the repayment of borrowings, we may not have sufficient assets to repay our indebtedness. Also, should there be an event of default, or should we need to obtain waivers following an event of default, we may be subject to higher borrowing costs and/or more restrictive covenants in future periods. In addition, to secure the performance of our obligations under the ROS facility, we pledged substantially all of our assets, including our intellectual property, to ROS. Our failure to comply with the covenants under the ROS credit facility could result in an event of default, the acceleration of our debt and the loss of our assets. We have negotiated an amended and restated credit agreement with ROS in connection with the acquisition, which contains covenants substantially similar to those in our current credit agreement.

In addition, the amended and restated credit agreement also contains financial covenants that require us to maintain revenue and liquidity at the levels set forth in the amended and restated credit agreement and ensure that our senior consolidated leverage ratio does not exceed the levels set forth in the amended and restated credit agreement.

We may need to use 50% of the net proceeds from future offerings to make a mandatory prepayment on our loan to ROS.

Subject to the discretion of our lender, our credit agreement with ROS includes an obligation on our part to use 50% of the net proceeds from equity offerings above $15 million in the aggregate to make a mandatory prepayment on our loan to ROS. We negotiated an amended and restated credit agreement with ROS in connection with the acquisition, and the $15 million threshold will increase to $50 million. This provision could reduce the net proceeds to us in future financing transactions, which may affect our ability to raise capital in the future.

We are not currently profitable and we will need to raise additional funds in the future; however, additional funds may not be available on acceptable terms, or at all.

We have substantial operating expenses associated with the sales and marketing of our products. The sales and marketing expenses are anticipated to be funded from operating cash flow. There can be no assurance that we will have sufficient access to liquidity or cash flow to meet our operating expenses and other obligations. If we do not increase our revenue or reduce our expenses, we will need to raise additional capital, which would result in dilution to our stockholders, or seek additional loans. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could result in our inability to pay our expenses as they come due, limit our ability to expand our business operations, and harm our overall business prospects.

We may not be able to raise capital or, if we can, it may not be on favorable terms. We may seek to raise additional capital through public or private equity financings, partnerships, joint ventures, disposition of assets, debt financings or restructuring, bank borrowing or other sources. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, products and/or potential markets. If adequate funds are not otherwise available, we would be forced to curtail operations significantly, including reducing our sales and marketing expenses which could negatively impact product sales and we could even be forced to cease operations, liquidate our assets and possibly even seek bankruptcy protection.

The impact of United States healthcare reform legislation remains uncertain.

In 2010, federal legislation, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively “PPACA”), to reform the United States healthcare system was enacted into law. Certain aspects of the law were upheld by a Supreme Court decision announced in June 2012 and in June 2015. PPACA is far-reaching and is intended to expand access to health insurance coverage, improve quality and reduce costs over time. Among other things, the PPACA imposes a 2.3 percent excise tax on medical devices, which applies to United States sales of our medical device products, including our OsteoSelect® DBM putty. X-spine products also are subject to this excise tax. Due to multi-year pricing agreements and competitive pricing pressure in our industry, there can be no assurance that we will be able to pass the cost of the device tax on to our customers. Other provisions of the law, including Medicare provisions aimed at improving quality and decreasing costs, comparative effectiveness research, an independent payment advisory board, and pilot programs to evaluate alternative payment methodologies, could meaningfully change the way healthcare is developed and delivered. We cannot predict the impact of this legislation or other healthcare programs and regulations that may ultimately be implemented at the federal or state level, the effect of any future legislation or regulation in the United States or internationally or whether any changes will have the effect of lowering prices for our products or reducing medical procedure volumes.

We cannot predict the impact of other healthcare programs and regulations that may ultimately be implemented at the federal or state level, the effect of any future legislation or regulation in the United States or internationally or whether any changes will have the effect of lowering prices for our products or reducing medical procedure volumes.

We are subject, directly and indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and physician payment transparency laws. Failure to comply with these laws may subject us to substantial penalties.

We are subject to federal and state healthcare laws and regulations pertaining to fraud and abuse, and physician payment transparency. These laws include:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;
•	federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal third-party payors that are false or fraudulent;
•	federal criminal laws that prohibit executing a scheme to defraud any federal healthcare benefit program or making false statements relating to healthcare matters;
•	the federal Physician Payment Sunshine Act, which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians described above and their immediate family members and payments or other “transfers of value” to such physician owners; and
•	analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our business activities, including our relationships with customers, physicians and other healthcare providers, some of whom have ownership interests in the company and recommend and/or use our products, could be subject to challenge under one or more of such laws. We are also exposed to the risk that our employees, independent contractors, principal investigators, consultants, vendors, and distributors may engage in fraudulent or other illegal activity. Misconduct by these parties could include, among other infractions or violations, intentional, reckless and/or negligent conduct or unauthorized activity that violates FDA regulations, manufacturing standards, federal and state healthcare fraud and abuse laws and regulations, laws that require the true, complete and accurate reporting of financial information or data or other commercial or regulatory laws or requirements. It is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations.

Because of the nature of our business, we are involved from time to time in lawsuits, claims, audits and investigations, including whistleblower actions by private parties and subpoenas from governmental agencies such as the Office of Inspector General of the Department of Health and Human Services (“OIG”). In February 2013, we received a subpoena from the OIG seeking documents in connection with an investigation into possible false or otherwise improper claims submitted to Medicare. The subpoena requested documents related to physician referral programs operated by the Company, which we believe refers to the Company’s prior practice of compensating physicians for performing certain educational and promotional services on behalf of the Company during 2009 and 2010. We later learned that this subpoena resulted from a qui tam action that was dismissed without prejudice in 2013 after the Department of Justice declined to intervene.

If our operations are found to violate any of the laws described above or any other laws and regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to market our products and materially adversely affect our business, results of operations and financial condition. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Pricing pressure and cost containment measures could have a negative impact on our future operating results.

Pricing pressure has increased in our industry due to continued consolidation among healthcare providers, trends toward managed care, the shift towards government becoming the primary payor of healthcare expenses, and government laws and regulations relating to reimbursement and pricing generally. Pricing pressure, reductions in reimbursement levels or coverage or other cost containment measures could unfavorably affect our future operating results and financial condition.

Many competitive products exist and more will be developed, and we may not be able to successfully compete because we are smaller and have fewer financial resources.

Our business is in a very competitive and evolving field. Rapid new developments in this field have occurred over the past few years, and are expected to continue to occur. Other companies already have competing products available or may develop products to compete with ours. Many of these products have short regulatory timeframes and our competitors, many with more substantial development resources, may be able to develop competing products that are equal to or better than ours. This may make our products obsolete or undesirable by comparison and reduce our revenue. Our success will depend, in large part, on our ability to maintain a competitive position concerning our intellectual property, and to develop new technologies and new applications for our technologies. Many of our competitors have substantially greater financial and technical resources, as well as greater production and marketing capabilities, and our ability to compete remains uncertain.

The medical community and the general public may perceive synthetic materials and growth factors as safer, which could have a material adverse effect on our business.

Members of the medical community and the general public may perceive synthetic materials and growth factors as safer than our allograft-based bone tissue products. Our products may be incapable of competing successfully with synthetic bone graft substitutes and growth factors developed and commercialized by others, which could have a material adverse effect on our business, financial condition and results of operations.

Negative publicity concerning methods of human tissue recovery and screening of donor tissue in the industry in which we operate may reduce demand for our allografts and impact the supply of available donor tissue.

Media reports or other negative publicity concerning both improper methods of tissue recovery from donors and disease transmission from donated tissue may limit widespread acceptance of our allografts. Unfavorable reports of improper or illegal tissue recovery practices, both in the United States and internationally, as well as incidents of improperly processed tissue leading to transmission of disease, may broadly affect the rate of future tissue donation and market acceptance of allograft technologies. Potential patients may not be able to distinguish our allografts, technologies and the tissue recovery and the processing procedures from those of our competitors or others engaged in tissue recovery. In addition, families of potential donors may become reluctant to agree to donate tissue to for-profit tissue processors.

We are highly dependent on the availability of human donors; any disruptions could cause our customers to seek alternative providers or technologies.

We are highly dependent on our ability to obtain donor cadavers as the raw material for many of our products. The availability of acceptable donors is relatively limited and we compete with many other companies for this limited availability. The availability of donors is also impacted by regulatory changes, general public opinion of the donor process and our reputation for our handling of the donor process. In addition, due to seasonal changes in the mortality rates, some scarce tissues are at times in short supply. Any disruption in the supply of this crucial raw material could have significant consequences for our revenue, operating results and continued operations.

We will need to continue to innovate and develop new products to be desirable to our customers.

The markets for our products and services are characterized by rapid technological change, frequent new introductions, changes in customers’ demands and evolving industry standards. Accordingly, we will need to continue to innovate and develop additional products. These efforts can be costly, subject to long development and regulatory delays and may not result in products approved for sale. These costs may hurt operating results and may require additional capital. If additional capital is not available, we may be forced to curtail development activities. In addition, any failure on our behalf to react to changing market conditions could create an opportunity for other market participants to capture a critical share of the market within a short period of time.

Our success will depend on our ability to engage and retain qualified technical personnel who are difficult to attract.

Our success will depend on our ability to attract and retain qualified technical personnel to assist in research and development, testing, product implementation, low-scale production and technical support. The demand for such personnel is high and the supply of qualified technical personnel is limited. A significant increase in the wages paid by competing employers could result in a reduction of our technical work force and increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase and our growth potential could be impaired.

Loss of key members of our management whom we need to succeed could adversely affect our business.

We are highly dependent on the services of key members of our management team, and the loss of any of their services could have an adverse effect on our future operations. We do not currently maintain key-man life insurance policies insuring the life of any member of our management team.

We are highly dependent on the continued availability of our facilities and would be harmed if they were unavailable for any prolonged period of time.

Any failure in the physical infrastructure of our facilities or services could lead to significant costs and disruptions that could reduce our revenues and harm our business reputation and financial results. We are highly reliant on our Belgrade, Montana facilities. Any natural or man-made event that impacts our ability to utilize these facilities could have a significant impact on our operating results, reputation and ability to continue operations. The regulatory process for approval of facilities is time-consuming and our ability to rebuild facilities would take a considerable amount of time and expense and cause a significant disruption in service to our customers. Further, the FDA or some other regulatory agency could identify deficiencies in future inspections of our facilities or our supplies that could disrupt our business, reducing profitability.

Future revenue will depend on our ability to increase sales.

We currently sell our products through direct sales by our employees and indirectly through distributor relationships. We incurred increased sales and marketing expenses in building and expanding our direct sales force, and there can be no assurance that we will generate increased sales as a result of this effort.

There may be fluctuations in our operating results, which will impact our stock price.

Significant annual and quarterly fluctuations in our results of operations may be caused by, among other factors, our volume of revenues, the timing of new product or service announcements, releases by us and our competitors in the marketplace of new products or services, seasonality and general economic conditions. There can be no assurance that the level of revenues achieved by us in any particular fiscal period will not be significantly lower than in other comparable fiscal periods. Our expense levels are based, in part, on our expectations as to future revenues. As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues.

Our revenues will depend upon prompt and adequate coverage and reimbursement from public and private insurers and national health systems.

Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. The ability of hospitals to pay fees for allograft bone tissue products depends in part on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from governmental health administration authorities, private health coverage insurers and other organizations. In the United States, healthcare providers who purchase our products generally rely on these third-party payors to pay for all or a portion of the cost of our products in the procedures in which they are employed. Because there is often no separate reimbursement for our products, the additional cost associated with the use of our products can impact the profit margin of the hospital or other health care facility where the surgery is performed. Some of our target customers may be unwilling to purchase our products if they are able to procure less expensive alternatives. In addition, major third-party payors of hospital services and hospital outpatient services, including Medicare, Medicaid and private healthcare insurers, annually revise their payment methodologies, which can result in stricter standards for reimbursement of hospital charges for certain medical procedures or the elimination of or reduction in reimbursement. Further, Medicare, Medicaid and private healthcare insurer cutbacks could create downward price pressure on our products.

Our operating results will be harmed if we are unable to effectively manage and sustain our future growth.

We might not be able to manage our future growth efficiently or profitably. Our business is unproven on a large scale and actual revenue and operating margins, or revenue and margin growth, may be less than expected. If we are unable to scale our production capabilities efficiently, we may fail to achieve expected operating margins, which would have a material and adverse effect on our operating results. Growth may also stress our ability to adequately manage our operations, quality of products, safety and regulatory compliance. In order to grow, we may be required to obtain additional financing, which may increase our indebtedness or result in dilution to our stockholders. Further, there can be no assurance that we would be able to obtain any additional financing.

The results of our clinical studies may not support our product candidate claims or may result in the discovery of adverse effects.

Our ongoing research and development, pre-clinical testing and clinical study activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. We are currently conducting post-market clinical studies of some of our products to gather information about these products’ performance or optimal use. Additionally, in the future we may conduct clinical studies to support clearance or approval of new products. Clinical studies must be conducted in compliance with FDA regulations and local regulations, and according to principles and standards collectively referred to as “Good Clinical Practices.” Non-compliance could result in regulatory and legal enforcement action and also could invalidate the data. Even if our clinical studies are completed as planned, we cannot be certain that their results will support our product candidates and/or proposed claims or that the FDA or foreign authorities and notified bodies will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical studies does not ensure that later clinical studies will be successful, and we cannot be sure that the results of the later studies will replicate those of earlier or prior studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical studies will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patient subjects enrolled in our clinical studies of our marketed products will experience adverse side effects that are not currently part of the product candidate’s profile and, if so, these findings may result in lower market acceptance, which could have a material and adverse effect on our business, results of operations and financial condition.

We may be subject to future product liability litigation that could be expensive, and our insurance coverage may not be adequate in a catastrophic situation.

Although we are not currently subject to any product liability proceedings, we have no reserves for product liability disbursements, and we may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of the use of our products. We currently carry product liability insurance, however, our insurance coverage and any reserves we may maintain in the future for product related liabilities may not be adequate and our business could suffer material adverse consequences.

U.S. governmental regulation could restrict the use of our tissue products or our procurement of tissue.

In the United States, the procurement and transplantation of allograft bone tissue is subject to federal law pursuant to the National Organ Transplant Act, or NOTA, a criminal statute which prohibits the purchase and sale of human organs used in human transplantation, including bone and related tissue, for “valuable consideration.” NOTA permits reasonable payments associated with the removal, transportation, processing, preservation, quality control, implantation and storage of human bone tissue. We provide services in all of these areas in the United States, with the exception of removal and implantation, and receive payments for all such services. We make payments to certain of our clients and tissue banks for their services related to recovering allograft bone tissue on our behalf. If NOTA is interpreted or enforced in a manner which prevents us from receiving payment for services we render or which prevents us from paying tissue banks or certain of our clients for the services they render for us, our business could be materially and adversely affected.

We are engaged through our marketing employees, independent sales agents and sales representatives in ongoing efforts designed to educate the medical community as to the benefits of our products, and we intend to continue our educational activities. Although we believe that NOTA permits payments in connection with these educational efforts as reasonable payments associated with the processing, transportation and implantation of our products, payments in connection with such education efforts are not exempt from NOTA’s restrictions and our inability to make such payments in connection with our education efforts may prevent us from paying our sales representatives for their education efforts and could adversely affect our business and prospects. No federal agency or court has determined whether NOTA is, or will be, applicable to every allograft bone tissue-based material which our processing technologies may generate. Assuming that NOTA applies to our processing of allograft bone tissue, we believe that we comply with NOTA, but there can be no assurance that more restrictive interpretations of, or amendments to, NOTA will not be adopted in the future which would call into question one or more aspects of our method of operations.

If we fail to maintain regulatory approvals and clearances, or are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or product enhancements, our ability to commercially distribute and market these products could suffer.

Our products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. Certain of our products are regulated as medical devices by the FDA while others are regulated by the FDA as tissues. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved premarket approval application, or PMA, unless the device is specifically exempt from those requirements.

The FDA will clear marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to a legally marketed device that is not subject to the PMA process, which includes devices that were legally marketed prior to May 28, 1976 (“pre-amendments devices”) for which the FDA has not called for a PMA, devices that have been reclassified from Class III to Class II or I, or devices that have been found substantially equivalent through the 510(k) process. High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use.

Our failure to comply with U.S. federal, state and foreign governmental regulations could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, termination of distribution, product seizures or civil penalties. In the most extreme cases, criminal sanctions or closure of our manufacturing facility are possible.

Modifications to our products may require new regulatory clearances or approvals or may require us to recall or cease marketing our products until clearances or approvals are obtained.

Modifications to our products may require new regulatory approvals or clearances, including 510(k) clearances, premarket approvals, or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. The FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. However, the FDA can review a manufacturer’s decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. We have made modifications to our products in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may be subject to significant enforcement actions.

If a manufacturer determines that a modification to an FDA-cleared device could significantly affect its safety or efficacy, or would constitute a major change in its intended use, then the manufacturer must file for a new 510(k) clearance or possibly a premarket approval application. Where we determine that modifications to our products require a new 510(k) clearance or premarket approval, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. Obtaining clearances and approvals can be a time consuming process, and delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our future products and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

Future products may require FDA clearance of a 510(k) or approval of a PMA. In addition, future products may require clinical trials to support regulatory approval and we may not successfully complete these clinical trials. The FDA may not approve or clear these products for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for 510(k) clearance or premarket approval of new products. Failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.

Clinical trials can be long, expensive and ultimately uncertain which could jeopardize our ability to obtain regulatory approval and market our products.

Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) clearance. Such trials generally require an investigational device exemption application, or IDE, approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. Clinical trials are subject to extensive monitoring, recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an institutional review board, or IRB, for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. To conduct a clinical trial, we also are required to obtain the patients’ informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. We, the FDA or the IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. In addition, the commencement or completion of any clinical trial may be delayed or halted for numerous reasons, including, but not limited to patients not enrolling in clinical trials at the rate we expect, patients experiencing adverse side effects, third party contractors failing to perform in accordance with our anticipated schedule or consistent with good clinical practices, inclusive or negative interim trial results or our inability to obtain sufficient quantities of raw materials to produce our products. Clinical trials often take several years to execute. The outcome of any trial is uncertain and may have a significant impact on the success of our current and future products and future profits. Our development costs may increase if we have material delays in clinical trials or if we need to perform more or larger clinical trials than planned. If this occurs, our financial results and the commercial prospects for our products may be harmed. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA approval to market the product in the United States.

Even if our medical device products are cleared or approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product that we market, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our suppliers are required to comply with the FDA’s current good manufacturing practice, or GMP requirements, known as the Quality System Regulation, or QSR, for medical devices, and International Standards Organization, or ISO, regulations for the manufacture of our products and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product. Regulatory bodies, such as the FDA, enforce these and other regulations through periodic inspections. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	unanticipated expenditures to address or defend such actions;

•	customer notifications for repair, replacement, refunds;
•	recall, detention or seizure of our products;
•	operating restrictions or partial suspension or total shutdown of production;
•	refusing or delaying our requests for 510(k) clearance or premarket approval of new medical device products or modified medical device products;
•	operating restrictions;
•	withdrawing 510(k) clearances or PMA approvals that have already been granted;
•	refusal to grant export approval for our products; or
•	criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of certain adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

We face risks and uncertainties relating to an ongoing inspection and Warning Letter.

We received two warning letters from the FDA dated January 28, 2013 following inspections in July 2012 of two of our facilities, one concerning the facility located at 600 Cruiser Lane, Belgrade, Montana (“Site 600”) and one concerning the facility located at 664 Cruise Lane, Belgrade, Montana (“Site 664”). The Site 664 warning letter has been formally closed out by the FDA, while the Site 600 warning letter remains open. The Site 600 warning letter addressed issues regarding aspects of Bacterin’s quality system with a focus on OsteoSelect DBM Putty which is both a tissue and a device, and which is marketed pursuant to a section 510(k) clearance. We responded to this warning letter on February 2, 2013, and provided periodic response updates on March 20, 2013, April 15, 2013 and May 20, 2013. We developed and implemented a corrective action strategy that we believe addressed all of the FDA’s concerns. While we have implemented a corrective action strategy that we believe addresses all of the FDA’s concerns, there is a chance that the FDA will not agree with our proposed corrective actions. If the FDA does not agree with our proposed actions, they could issue another warning letter, request that we take additional actions, or take additional enforcement actions. The FDA conducted a re-inspection of Site 600 from July 8, 2013 to July 12, 2013, which evaluated the completion of the corrective actions and resulted in the issuance of an unrelated FDA-Form 483 on July 12,

2013. We responded to the FDA-Form 483 on August 1, 2013, and provided periodic response updates on August 13, 2013, September 26, 2013, October 31, 2013 and December 4, 2013. On October 29, 2013, we received an Establishment Inspection Report (EIR) for this re-inspection. At this time, we do not know whether or when the FDA will conduct an additional follow up inspection. In addition, from July 22, 2013 to August 2, 2013, the FDA conducted a tissue-focused inspection of Site 600 which resulted in an FDA-Form 483. We responded to the FDA-Form 483 on August 22, 2013. At this time, we do not know whether this inspection will lead to an enforcement action or when the FDA will close out this inspection.

If our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. Under the FDA’s reporting regulations applicable to human cells and tissue and cellular and tissue-based products, or HCT/Ps, we are required to report all adverse reactions involving a communicable disease if it is fatal, life threatening, or results in permanent impairment of a body function or permanent damage to body structure. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, would require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

We may implement a product recall or voluntary market withdrawal due to product defects or product enhancements and modifications, which would significantly increase our costs.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

We may be subject to fines, penalties or injunctions if we are determined to be promoting the use of our products for unapproved or “off-label” uses.

Our promotional materials and training methods for physicians must comply with the FDA and other applicable laws and regulations. We believe that the specific surgical procedures for which our products are marketed fall within the scope of the surgical applications that have been cleared by the FDA. However, the FDA could disagree and require us to stop promoting our products for those specific procedures until we obtain FDA clearance or approval for them. In addition, if the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired.

If we or our suppliers fail to comply with ongoing FDA or other regulatory authority requirements pertaining to Human Tissue Products, these products could be subject to restrictions or withdrawal from the market.

Certain of our products are regulated as HCT/Ps and are not marketed pursuant to the FDA’s medical device regulatory authority, and therefore are not subject to FDA clearance or approval. Although we have not obtained premarket approval for these products, they are nonetheless subject to regulatory oversight. Human tissues intended for transplantation have been regulated by the FDA since 1993. Over the course of several years, the FDA issued comprehensive regulations that address manufacturer activities associated with HCT/Ps. The first requires that companies that produce and distribute HCT/Ps register with the FDA. This set of regulations also includes the criteria that must be met in order for the HCT/P to be eligible for marketing solely under Section 361 of the PHS Act and the regulations in 21 CFR Part 1271, rather than under the drug or device provisions of the FD&C Act or the biological product licensing provisions of the PHS Act. The second set of regulations provides criteria that must be met for donors to be eligible to donate tissues and is referred to as the “Donor Eligibility” rule. The third rule governs the processing and distribution of the tissues and is often referred to as the “Current Good Tissue Practices” rule. The “Current Good Tissue Practices” rule covers all stages of allograft processing, from procurement of tissue to distribution of final allografts. Together these regulations are designed to ensure that sound, high quality practices are followed to reduce the risk of tissue contamination and of communicable disease transmission to recipients.

These regulations increased regulatory scrutiny within the industry in which we operate and have led to increased enforcement action which affects the conduct of our business. In addition, these regulations can increase the cost of tissue recovery activities. The FDA periodically inspects tissue processors to determine compliance with these requirements. Violations of applicable regulations noted by the FDA during facility inspections could adversely affect the continued marketing of our products. We believe we comply with all aspects of the Current Good Tissue Practices, although there can be no assurance that we will comply, or will comply on a timely basis, in the future. Entities that provide us with allograft bone tissue are responsible for performing donor recovery, donor screening and donor testing and our compliance with those aspects of the Current Good Tissue Practices regulations that regulate those functions are dependent upon the actions of these independent entities. If our suppliers fail to comply with applicable requirements, our products and our business could be negatively affected. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure of our products, total or partial shutdown of our production, withdrawal of approvals, and criminal prosecutions. If any of these events were to occur, it could materially adversely affect us.

In addition, the FDA could disagree with our conclusion that some of our HCT/Ps meet the criteria for marketing solely under Section 361 of the PHS Act, and therefore do not require approval or clearance of a marketing application. For our HCT/Ps that are not combined with another article, the FDA could conclude that the tissue is more than minimally manipulated, that the product is intended for a non-homologous use, or that the product has a systemic effect or is dependent on the metabolic activity of living cells for its effect. If the FDA were to draw these conclusions, it would likely require the submission and approval or clearance of a marketing application in order for us to continue to market the product. Such an action by the FDA could cause negative publicity, decreased or discontinued product sales, and significant expense in obtaining required marketing approval or clearance.

Other regulatory entities with authority over our products and operations include state agencies enforcing statutes and regulations covering tissue banking. Regulations issued by Florida, New York, California and Maryland will be particularly relevant to our business. Most states do not currently have tissue banking regulations. It is possible that others may make allegations against us or against donor recovery groups or tissue banks about non-compliance with applicable FDA regulations or other relevant statutes or regulations.

Allegations like these could cause regulators or other authorities to take investigative or other action, or could cause negative publicity for our business and the industry in which we operate.

Our products may be subject to regulation in the EU as well, should we enter that market. In the European Union, or EU, regulations, if applicable, differ from one EU member state to the next. Because of the absence of a harmonized regulatory framework and the proposed regulation for advanced therapy medicinal products in the EU, as well as for other countries, the approval process for human derived cell or tissue based medical products may be extensive, lengthy, expensive and unpredictable. Some of our products may be subject to EU member states’ regulations that govern the donation, procurement, testing, coding, traceability, processing, preservation, storage, and distribution of human tissues and cells and cellular or tissue-based products. Some EU member states have their own tissue banking regulations.

Loss of AATB Accreditation would have a material adverse effect on us.

We are accredited with the American Association of Tissue Banks (“AATB”), a private non-profit organization that accredits tissue banks and sets industry standards. Although AATB accreditation is voluntary and not required by law, as a practical matter, many of our customers would not purchase our products if we failed to maintain our AATB accreditation. Although we make every effort to maintain our AATB accreditation, the accreditation process is somewhat subjective and lacks regulatory oversight. There can be no assurance that we will continue to remain accredited with the AATB.

Federal regulatory reforms may adversely affect our ability to sell our products profitably.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

For example, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently cleared products on a timely basis. For example, in 2011, the FDA initiated a review of the premarket clearance process in response to internal and external concerns regarding the 510(k) program, announcing 25 action items designed to make the process more rigorous and transparent. In addition, as part of the Food and Drug Administration Safety and Innovation Act of 2012, Congress enacted several reforms entitled the Medical Device Regulatory Improvements and additional miscellaneous provisions which will further affect medical device regulation both pre- and post-clearance or approval. The FDA has implemented, and continues to implement, these reforms, which could impose additional regulatory requirements upon us and delay our ability to obtain new 510(k) clearances, increase the costs of compliance or restrict our ability to maintain our current clearances. For example, the FDA recently issued guidance documents intended to explain the procedures and criteria the FDA will use in assessing whether a 510(k) submission meets a minimum threshold of acceptability and should be accepted for review. Under the “Refuse to Accept” guidance, the FDA conducts an early review against specific acceptance criteria to inform 510(k) submitters if the submission is administratively complete, or if not, to identify the missing element(s). Submitters are given the opportunity to provide the FDA with the identified information, but if the information is not provided within a defined time, the submission will not be accepted for FDA review. Any change in the laws or regulations that govern the clearance and approval processes relating to our current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.

Product pricing (and, therefore, profitability) is subject to regulatory control which could impact our revenue and financial performance.

The pricing and profitability of our products may become subject to control by the government and other third-party payors. The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize our products. In most foreign markets, the pricing and/or profitability of certain diagnostics and prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control, though it is unclear which proposals will ultimately become law, if any. Changes in prices, including any mandated pricing, could impact our revenue and financial performance.

Failure of our information technology systems could disrupt our business.

Our operations depend on the continued performance of our information technology systems. Despite security measures and other precautions we have taken, our information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Sustained failure of our information technology systems could disrupt our business operations. In addition, some of our contracts impose obligations related to information we may have in physical or electronic formats, and any breach or failure of our information technology systems could result in breach of contract claims and other damages.

Failure to protect our intellectual property rights could result in costly and time-consuming litigation and our loss of any potential competitive advantage.

Our success will depend, to a large extent, on our ability to successfully obtain and maintain patents, prevent misappropriation or infringement of intellectual property, maintain trade secret protection, and conduct operations without violating or infringing on the intellectual property rights of third parties. There can be no assurance that our patented and patent-pending technologies will provide us with a competitive advantage, that we will be able to develop or acquire additional technology that is patentable, or that third parties will not develop and offer technologies which are similar to ours. Moreover, we can provide no assurance that confidentiality agreements, trade secrecy agreements or similar agreements intended to protect unpatented technology will provide the intended protection. Intellectual property litigation is extremely expensive and time-consuming, and it is often difficult, if not impossible, to predict the outcome of such litigation. A failure by us to protect our intellectual property could have a materially adverse effect on our business and operating results and our ability to successfully compete in this industry.

We may not be able to obtain or protect our proprietary rights relating to our products without resorting to costly and time-consuming litigation.

We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products or product candidates. Our commercial success will depend in part on obtaining and maintaining patent protection on our products and successfully defending these patents against third-party challenges. Our ability to commercialize our products will also depend in part on the patent positions of third parties, including those of our competitors. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, we cannot predict with certainty the scope and breadth of patent claims that may be afforded to other companies’ patents. We could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate suits to protect our patent rights.

In addition to the risks involved with patent protection, we also face the risk that our competitors will infringe on our trademarks. Any infringement could lead to a likelihood of confusion and could result in lost sales. There can be no assurance that we will prevail in any claims we make to protect our intellectual property.

Future protection for our proprietary rights is uncertain which may impact our ability to successfully compete in our industry.

The degree of future protection for our proprietary rights is uncertain. We cannot ensure that:

•	we were the first to make the inventions covered by each of our patent applications;

•	we were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•	any of our pending patent applications will result in issued patents;
•	any of our issued patents or those of our licensors will be valid and enforceable;
•	any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;
•	we will develop additional proprietary technologies that are patentable;
•	the patents of others will not have a material adverse effect on our business rights; or
•	the measures we rely on to protect the intellectual property underlying our products will be adequate to prevent third parties from using our technology, all of which could harm our ability to compete in the market.

Our success depends on our ability to avoid infringing on the intellectual property rights of third parties, which could expose us to litigation or commercially unfavorable licensing arrangements.

Our commercial success depends in part on our ability and the ability of our collaborators to avoid infringing patents and proprietary rights of third parties. Third parties may accuse us or our collaborators of employing their proprietary technology in our products, or in the materials or processes used to research or develop our products, without authorization. Any legal action against our collaborators or us claiming damages and/or seeking to stop our commercial activities relating to the affected products, materials and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to utilize the affected materials or processes or to manufacture or market the affected products. We cannot predict whether we or our collaborators would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially reasonable terms, if at all. If we are unable to obtain such a license, we or our collaborators may be unable to continue to utilize the affected materials or processes or manufacture or market the affected products or we may be obligated by a court to pay substantial royalties and/or other damages to the patent holder. Even if we are able to obtain such a license, the terms of such a license could substantially reduce the commercial value of the affected product or products and impair our prospects for profitability. Accordingly, we cannot predict whether or to what extent the commercial value of the affected product or products or our prospects for profitability may be harmed as a result of any of the liabilities discussed above. Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from our core business. We may be unable to obtain and enforce intellectual property rights to adequately protect our products and related intellectual property.

Others may claim an ownership interest in our intellectual property, which could expose us to litigation and have a significant adverse effect on our prospects.

A third-party may claim an ownership interest in our intellectual property. While we believe we own 100% of the right, title and interest in the patents for which we have applied and our other intellectual property, including that which we license from third parties, we cannot guarantee that a third-party will not, at some time, assert a claim or an interest in any of such patents or intellectual property. A successful challenge or claim by a third party to our patents or intellectual property could have a significant adverse effect on our prospects.

Litigation may result in financial loss and/or impact our ability to sell our products going forward.

We intend to vigorously defend any existing or future litigation that we may be involved in but there can be no assurance that we will prevail in these matters. An unfavorable judgment or settlement may result in a financial burden on us. An unfavorable judgment or settlement may also result in restrictions on our ability to sell certain products and therefore may impact future operating results. Moreover, costs, fees, expenses, settlement amounts, judgments or other liabilities associated with such matters, including the Taggart litigation

(for which our insurance carrier has offered to cover up to only 25% of such losses), may not be covered by our insurance and we may be have to pay out-of-pocket.

The market price of our common stock is extremely volatile, which may affect our ability to raise capital in the future and may subject the value of your investment to sudden decreases.

The market price for securities of biotechnology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Fluctuations in the trading price or liquidity of our common stock may harm the value of your investment in our securities.

Factors that may have a significant impact on the market price and marketability of our securities include:

•	announcements of technological innovations or new commercial products by us, our collaborative partners or our present or potential competitors;
•	our issuance of debt, equity or other securities, which we need to pursue to generate additional funds to cover our operating expenses;
•	our quarterly operating results;
•	developments or disputes concerning patent or other proprietary rights;
•	developments in our relationships with employees, suppliers or collaborative partners;
•	acquisitions or divestitures;
•	litigation and government proceedings;
•	adverse legislation, including changes in governmental regulation;
•	third-party reimbursement policies;
•	changes in securities analysts’ recommendations;
•	short selling;
•	changes in health care policies and practices;
•	suspension of trading of our common stock;
•	economic and other external factors; and
•	general market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. These lawsuits often seek unspecified damages, and as with any litigation proceeding, one cannot predict with certainty the eventual outcome of pending litigation. Furthermore, we may have to incur substantial expenses in connection with any such lawsuits and our management’s attention and resources could be diverted from operating our business as we respond to any such litigation. We maintain insurance to cover these risks for us and our directors and officers, but our insurance is subject to high deductibles, and there is no guarantee that the insurance will cover any specific claim that we currently face or may face in the future, or that it will be adequate to cover all potential liabilities and damages.

If securities or industry analysts publish inaccurate or unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

We do not anticipate, and may be prevented from, paying dividends in the foreseeable future.

We currently intend to retain our future earnings, if any, to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our amended and restated credit facility will preclude us from paying dividends.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting interests of then-current stockholders and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation provides for the authorization to issue up to 5,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, we have a staggered board of directors and advanced notice is required prior to stockholder proposals, which might further delay a change of control.

Risks Related to X-spine’s Business

Once the acquisition is completed, the combined company will be subject to the risks described above, as well as additional risks, such as those below, which arise from X-spine’s business.

We have limited experience with X-spine’s product lines.

X-spine’s product lines are new to us, and we have limited experience with them. X-spine’s business is concentrated on developing and manufacturing implants, surgical instruments, biologics and biomaterials for surgery of the spine, which business differs from ours. As a result, X-spine’s business is comprised of different product lines with which we have limited experience.

We will depend on retaining X-spine management and employees.

We will also be highly dependent on the continued services of key members of X-spine’s executive management team. The loss of any one of these individuals could disrupt X-spine’s operations or strategic plans. Additionally, X-spine’s future success will depend on, among other things, its ability to hire and retain the necessary qualified scientific, technical, sales, marketing and managerial personnel, for whom X-spine competes with numerous other companies, academic institutions and organizations. The loss of members of X-spine’s management team, key advisors or personnel, or X-spine’s inability to attract or retain other qualified personnel or advisors, could have a material adverse effect on X-spine’s business, results of operations and financial condition.

X-spine’s business depends, in part, on a key distributor arrangement.

X-spine’s business is dependent, in part, on a key distributor arrangement. For the year ended December 31, 2014, net sales to this one distributor, Zimmer, exceeded 10% of X-spine’s net sales. Net sales and trade receivables for this distributor at December 31, 2014 amounted to approximately $6,647,000 and $111,000, respectively.

X-spine’s results of operations are directly dependent on the sales and marketing efforts of its distributors and other sales agents and employees. If X-spine’s key distributor were to reduce its efforts or cease to do business with X-spine, X-spine’s sales could be adversely affected. In such a situation, X-spine may need to seek alternative distributors or increase its reliance on existing direct sales employees, sales agent and other distributors, which it may be unable to do in a timely and efficient manner, if at all.

X-spine’s business depends, in part, on a relationship with a key supplier, which is a related party.

X-spine relies on third-party suppliers to supply substantially all of its products. For X-spine to be successful, its suppliers must be able to provide it with products in substantial quantities, in compliance with regulatory requirements, in accordance with agreed-upon specifications, at acceptable costs and on a timely basis. If X-spine is unable to obtain sufficient quantities of high quality products to meet demand on a timely basis, it may lose customers, its reputation may suffer and its business may suffer.

Certain of X-spine’s current shareholders own a controlling share of X-spine’s largest supplier, Norwood Tool Company d/b/a Norwood Medical. In 2013 and 2014, products purchased from Norwood Medical accounted for approximately 35% and 22% of product purchases, respectively. X-spine’s dependence on Norwood Medical exposes it to risks, including limited control over pricing, availability and delivery schedules. If Norwood Medical ceases to provide X-spine with sufficient quantities of products in a timely manner or on terms acceptable to X-spine, or ceases to manufacture products of acceptable quality, X-spine would have to seek alternate sources of supply. Because of the nature of X-spine’s regulatory and quality control requirements, and the proprietary nature of its products, it cannot quickly engage additional or replacement suppliers. Any such disruption could harm X-spine’s business, results of operations or financial condition.

The combined company will be required to maintain high levels of inventory, which could consume significant resources, reduce cash flows and lead to inventory impairment charges.

As a result of the need to maintain substantial levels of inventory to meet the needs of customers, we will be subject to the risk of inventory excess, obsolescence or shelf life expiration. Many spine hardware products come in sets, which feature a significant number of components in a variety of sizes so that the appropriate spinal implant may be selected by the surgeon based on the patient’s needs. In order to market these products effectively, we often will be required to maintain and provide hospitals and independent sales agents with consigned sets that typically consist of spinal implants and instruments, including products to ensure redundancy and products of different sizes. In a typical surgery, not all of the implants in the set are used, and therefore certain sizes of implants placed in the set or purchased for replenishment inventory may become obsolete before they can be used. In addition, the use of our orthobiologics products will be limited by the sterilization expiration date, which ranges from one to five years. Therefore, the shelf life for these products may expire before they can be used. If a substantial portion of this inventory is deemed excess, becomes obsolete or expires, it could have a material and adverse effect on our earnings because of the resulting costs associated with the inventory impairment charges.

If the third parties on which the combined company will rely to conduct clinical studies and to assist with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain regulatory clearance, approval or a CE Certificate of Conformity for or commercialize our products.

The combined company may rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to assist in conducting our clinical studies. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory obligations or meet expected deadlines, or if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to clinical protocols or applicable regulatory requirements or for other reasons, pre-clinical development activities or clinical studies may be extended, delayed, suspended or terminated. Under these circumstances the combined company may not be able to obtain regulatory clearance or approval or a CE Certificate of Conformity for, or successfully commercialize, our products on a timely basis, if at all, and our business, operating results and prospects may be adversely affected.